EXHIBIT  5.1


                                  [LETTERHEAD]


                                  May 10, 2002

DCH  TECHNOLOGY,  INC.
24832  Avenue  Rockefeller
Valencia, California  91355

     Re:  DCH Technology, Inc.
          Registration Statement on Form S-8
          5,000,000 shares of Common Stock issuable upon
          exercise of options granted under Amended 2001 Stock Option Plan
          _____________________________________________________

Gentlepersons:

       We are counsel to DCH Technology, Inc. a Delaware corporation, (the "Company"). We have assisted the Company in its preparation of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), registering 5,000,000 shares of common stock, $.01 par value, of the Company (the "Common Stock") issuable upon exercise of options granted and to be granted under the Company's Amended 2001 Stock Option Plan (the "Plan").

     In rendering this opinion, we have considered such questions of law and examined such statutes and regulations, corporate records, certificates and other documents and have made such other examinations, searches and investigations as we have considered necessary. In such examinations we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or as photocopies or telecopies. We have not made an independent examination of the laws of any jurisdiction other than California and the federal laws of the United States, and we do not express or imply any opinions in respect to the laws of any other jurisdiction. The opinions expressed herein are based on legislation and regulations in effect on the date hereof.

     Based on and subject to the foregoing, we are of the opinion that the Common Stock, when issued pursuant to the exercise of options under the Plan and the purchase price therefor has been paid, will be duly and validly issued, fully paid and nonassessable shares of Common Stock.

     We assume no obligation to advise you of any changes to the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement on the date of this opinion letter and shall not be quoted in whole or in part or otherwise referred to, nor filed with or furnished to or relied upon


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by  any  governmental  agency or other person or other entity, without the prior written consent of this firm. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to DCH Technology, Inc. or the Shares.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act.


                                             Very  truly  yours,

                                             /s/  SILICON VALLEY LAW GROUP

                                             SILICON VALLEY LAW GROUP



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